EXHIBIT 15.4

Kodiak Oil & Gas Corp.
Audit Committee Charter

I.	PURPOSE

The purpose of the Audit Committee shall be to assist the Board of Directors of the Company in fulfilling its oversight responsibilities with respect to (1) the integrity of the financial statements of the Company, (2) the independent auditor’s qualifications and independence, (3) the performance of the Company’s internal financial controls and audit function and the performance of the independent auditors, (4) the compliance by the Company with legal and regulatory requirements, and (5) periodically review and assess the Company’s Code of Business Conduct and Ethics and make recommendations for changes thereto the Board of Directors.

II.	COMMITTEE MEMBERSHIP

1.	The Audit Committee shall consist of no fewer than three directors as determined by the Board.

2.

All of the members of the Audit Committee shall meet the applicable independence and experience requirements of the law, including Sarbanes-Oxley, rules promulgated by the Securities and Exchange Commission (the “SEC”), and rules promulgated by the American Stock Exchange or such other United States stock exchange on which the common shares of the Company may be listed for trading (the “Exchange”).

3.	The members and Chairperson of the Audit Committee shall be appointed and may be removed by the Board.

4.

Each member of the Audit Committee shall in the judgment of the Board have the ability to read and understand a set of financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by the Company’s financial statements.

5.	As soon as reasonably practicable, one of the members of the Audit Committee shall be an “audit committee financial expert” pursuant to the requirements of the SEC and the Exchange.

6.	No director who serves on the audit committee of more than three public corporations other than the Company shall be eligible to serve as a member of the Audit Committee.

III.	EXTERNAL ADVISORS

The Audit Committee shall have authority to engage independent counsel and other advisers as it deems necessary to carry out its duties. The Audit Committee shall also have authority to obtain advice and assistance from any officer or employee of the Company.

IV.	FUNDING

The Company shall provide appropriate funding, as determined by the Audit Committee, for payment of (i) compensation to the Company’s independent public accountants as well as any other accounting firm engaged to perform audit, review or attest services for the Company, (ii) any independent counsel or other adviser retained by the Audit Committee and (iii) ordinary administrative expenses of the Audit Committee that are necessary or appropriate in carrying out its duties. The Audit Committee shall promptly report to the Board of Directors its engagement of any advisor, including the scope and terms of such engagement.

V.	RESPONSIBILITIES

The Audit Committee shall:

1.	Meet as often as it determines, but not less frequently than as required by the SEC, the Exchange or other applicable rule or regulation.

2.

Be directly responsible for the appointment, compensation, retention and oversight of the work of the Company’s independent public accountants and the independent public accountants shall report directly to the Audit Committee. The Audit Committee is expected to maintain free and open communication with the independent public accountants and management. This communication will include periodic private executive sessions with each of these parties.

3.

Ensure receipt of an annual formal written statement from the Company’s independent public accountants delineating all relationships between the independent public accountants and the Company and discuss with the independent public accountants any such relationships that may impact the objectivity and independence of the independent public accountants; and take appropriate action to oversee the independence of the independent public accountants.

4.

Assure the regular rotation of the lead audit partner and the concurring partner every five years (with a five year time-out period after rotation), and the regular rotation of other audit partners engaged in the Annual Audit every seven years (with a two year time-out period after rotation), or as otherwise required by law or the rules of the Exchange.

5.

Be responsible for the preapproval of all audit services and permissible non-audit services to be provided to the Company by the independent public accountants, subject to any exceptions provided in the Securities Exchange Act of 1934, as amended, and the rules of the SEC promulgated thereunder. The Audit Committee may, in its discretion, delegate this authority to the Chairman of the Audit Committee provided the Chairman reports any delegated pre-approvals to the Audit Committee at the next meeting thereof.

6.	Review external and internal audit reports of the Company.

7.	Consult with the independent public accountants, senior management, the internal auditing staff of the Company and such other advisers as the Audit Committee may deem necessary regarding their evaluation of the adequacy of the Company’s “internal controls over financial reporting” and “disclosure controls and procedures” (as such terms are defined by the SEC), and make specific recommendations to the Board of Directors in connection therewith.

8.

Review recommendations made by the independent public accountants and the internal auditing staff of the Company, report to the Board of Directors with respect thereto and with respect to external and internal audit reports of the Company, and take any necessary actions in connection therewith.

9.

Obtain and review annually, prior to the filing of the Company’s Annual Report on Form 20-F (or such other Form as may be available to the Company), a report from the independent public accountants describing (a) all critical accounting policies and practices used or to be used in the annual audit of the Company’s year-end financial statements (the “Annual Audit”), (b) all alternative treatments within generally accepted accounting principles for policies and practices related to material items that have been discussed with management, including ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent public accountants, and (c) other material written communications between the independent public accountants and management, such as any management letter or schedule of unadjusted differences, and discuss with the independent public accountants any material issues raised in such report.

10.

Review and discuss with the independent public accountants and management the Company’s annual audited financial statements (including the MD&A) and recommend to the Board of Directors the inclusion of the Company’s audited financial statements in its Annual Report.

11.

Review and discuss with the independent public accountants and management the Company’s quarterly unaudited financial statements prior to the publication of the Company’s earnings release and prior to the inclusion of such financial statements (including the MD&A) in the Company’s periodic filings.

12.

Prior to the filing of each periodic filing, be available to discuss with the independent public accountants the matters required to be discussed by Statement on Auditing Standards No. 61 and other matters that should be communicated to the Audit Committee under the professional standards of the American Institute of Certified Public Accountants.

13.	Be responsible for the review, approval and oversight of all related-party transactions, as such term is defined by the rules of the Exchange.

14.

Establish procedures for (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters, and review periodically with management these procedures and, if appropriate, any significant complaints received, to the extent required by the Act, the rules of the SEC or the Exchange.

15.	Prepare a report to shareholders as required by the SEC and the Exchange.

16.	Review legal and regulatory matters that may have a material impact on the financial statements.

17.	Review periodically the Company’s Code of Ethics and the Company’s program to monitor compliance therewith.

18.	Set clear hiring policies for employees or former employees of the independent public accountants.

19.	Review and reassess the adequacy of this Charter on an annual basis in accordance with applicable SEC and the Exchange audit committee requirements.

20.	Review and evaluate at least annually its own performance and effectiveness.

21.	Perform such other duties as the Board of Directors shall from time to time assign to the Audit Committee.

VI.	INVESTIGATIONS AND STUDIES

The Audit Committee may conduct or authorize investigations into or studies of matters within the Audit Committee’s scope of responsibilities as described above, and shall have the authority to retain, at the expense of the Company, independent counsel or other consultants necessary to assist in any such investigation or study.

VII.	LIMITATIONS

While the Audit Committee has the functions set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits to determine the adequacy of the Company’s financial accounting controls or to determine that the Company’s financial statements are complete and accurate or are in accordance with generally accepted accounting principles. The Company’s management is principally responsible for Company accounting policies, the adequacy of the Company’s financial accounting controls, the preparation of the financial statements and ensuring that the financial statements are prepared in accordance with generally accepted accounting principles. The Company’s independent public accountants are responsible for auditing the Company’s financial statements.